Exhibit 99.1

FLOTEK INDUSTRIES ANNOUNCES COMPLETION OF

FLORIDA CHEMICAL SALE TO ADM FOR $175 MILLION

HOUSTON, March 1, 2019: Flotek Industries, Inc. (NYSE: FTK) (“Flotek” or the “Company”) today announced the completion of the sale of Florida Chemical Company, LLC (“FCC” or “Florida Chemical”), its Consumer and Industrial Chemistry Technologies segment, to Archer Daniels Midland Company (NYSE: ADM) (“ADM”).

Under the previously disclosed terms of the transaction, ADM purchased FCC for $175 million in cash, subject to post-closing working capital and other adjustments. After transaction fees and a working capital adjustment, net proceeds at closing total approximately $165 million. Additionally, Flotek and ADM have entered into long-term reciprocal supply agreements. The first secures Flotek’s long-term supply of citrus terpenes, and the second designates that Flotek will manufacture differentiated chemistries for Florida Chemical’s industrial customers. Pro-forma financials will be disclosed in a Form 8-K. The Company’s year-end earnings conference call will be held on Thursday, March 7, 2019, at 9:00 a.m. CST.

Flotek has paid off the balance of the Company’s outstanding credit facility totaling $53.8 million. The Strategic Capital Committee (the “Committee”), chaired by independent director David Nierenberg, is currently evaluating and will make recommendations to the Board of Directors regarding the manner in which the Company will deploy the remaining net proceeds. The range of options considered by the Committee include returning capital to shareholders, executing share buybacks, funding previously identified organic growth projects, making additional investments in the business that increase long-term shareholder value and exploring other alternatives.

About Flotek Industries, Inc.

Flotek develops and delivers prescriptive, reservoir-centric chemistry technologies to oil and gas clients designed to address every challenge in the lifecycle of the reservoir and maximize recovery in both new and mature fields. Flotek’s inspired chemists draw from the power of bio-derived solvents to deliver solutions that enhance energy production. Flotek serves major and independent energy producers and oilfield service companies, both domestic and international. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK.” For additional information, please visit Flotek’s web site at www.flotekind.com.

About ADM

For more than a century, the people of Archer Daniels Midland Company (NYSE: ADM) have transformed crops into products that serve the vital needs of a growing world. At the end of 2018, we were one of the world’s largest agricultural processors and food ingredient providers, with approximately 32,000 employees serving customers in more than 170 countries. With a global value chain that includes approximately 450 crop procurement locations, 270 food and feed ingredient manufacturing facilities, 46 innovation centers and the world’s premier crop transportation network, we connect the harvest to the home, making products for food, animal feed, industrial and energy uses. Learn more at www.adm.com.

About Florida Chemical Company, LLC

Founded in 1942, Florida Chemical designs and delivers high-quality products that meet the demands of a variety of consumer and industrial applications, including food and beverage, fragrance, and household and industrial cleaning products. Sourcing citrus oil domestically and internationally, it is one of the largest processors in the world.

Forward-Looking Statements

Certain statements set forth in this Press Release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.’s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates, will, expected, should, could, considered and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation.

Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section), and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.

IR Inquiries, contact:

Elizabeth T. Wilkinson

Chief Financial Officer

E: ir@flotekind.com

P: (713) 726-5376

Media Inquiries, contact:

Danielle Allen

Senior Vice President

Global Communications & Technology Commercialization

E: DAllen@flotekind.com

P: (713) 726-5322

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